Exhibit 99.1

         Innovex Announces Fiscal 2006 Second Quarter Results

    MAPLE PLAIN, Minn.--(BUSINESS WIRE)--April 17, 2006--Innovex (Nasdaq:INVX) today reported revenue of $51.5 million for the fiscal 2006 second quarter ending March 31, 2006; this was a 2% decrease from the $52.7 million reported for the prior year second quarter. Revenue excluding pass-through material was $26.8 million for the fiscal 2006 second quarter; this was an 8% increase from the $24.7 million in the fiscal 2005 second quarter.
    The Company's net loss was $535,000 or $0.03 per share in the second quarter of fiscal 2006 as compared to a net loss of $14.0 million or $0.73 per share in the prior year second quarter. The fiscal 2006 second quarter includes restructuring charges of $1.4 million or $0.07 per share. The Company's fiscal 2006 second quarter net income excluding the restructuring charge was $843,000 or $0.04 per share. The Company's fiscal 2005 second quarter net loss was $4.6 million or $0.24 per share excluding restructuring charges of $466,000 and a $9.0 million deferred tax asset write-down.
    The fiscal 2006 second quarter gross margin was 14.6%, compared to 2.9% for the fiscal 2005 second quarter. This improvement in gross margin as compared to the prior year reflects cost reductions related to the transfer of operations from the Maple Plain facility to the new Thailand facility, operating efficiency gains and improved fixed cost absorption driven by increased revenue excluding pass-through material.
    "We are pleased to see the benefits of our cost leadership strategy beginning to show up in our margins," stated William P. Murnane, Innovex's President and CEO. "We have made significant improvements to our underlying cost structure and are extremely pleased to report $1.4 million of operating income, excluding restructuring charges, in the quarter. In addition, our enhanced cost structure is allowing us to pursue new opportunities where we were previously not competitive. We remain confident that incremental revenue growth and our continued focus on cost leadership will allow us to achieve our target gross margin of 20% before the end of fiscal 2007."
    FSA products constituted 60% of the Company's net sales for the quarter, AFC revenue was 17%, FPD product revenue was 16%, integrated circuit packaging application revenue was 3%, network system application revenue was 2% and other revenue was 2%.
    Operating expenses excluding restructuring charges for the fiscal 2006 second quarter were $6.2 million as compared to $6.0 million reported in the fiscal 2005 second quarter. The fiscal 2006 second quarter operating expenses included $800,000 of accrued incentive compensation recorded under the 2006 Bonus Plan previously disclosed in an 8K filing on October 25, 2005. Operating expenses for the fiscal 2006 second quarter also include approximately $160,000 of non-cash compensation expense for stock options related to the adoption of FASB Statement 123R Share Based Payments as of October 1, 2005.
    Cash flow from operations for the fiscal 2006 second quarter of $700,000 primarily related to improved operations as a decrease in inventory was offset by a reduction in accounts payable. Unused credit facilities of approximately $30 million remain available to meet capital expenditure and other cash requirements for the remainder of fiscal 2006.
    In its fiscal 2006 third quarter, the Company expects revenue between $44 and $46 million and revenue excluding pass-through material content between $24 and $26 million. The expected decrease is primarily related to normal industry seasonality. The fiscal 2006 third quarter gross margin is expected to decrease modestly due to the lower expected revenue. Operating expenses excluding restructuring are expected to decrease as a result of lower incentive compensation expenses.
    The Company is scheduled to complete the transfer of its prototyping operation from Litchfield, Minnesota to its new Thailand facility by the end of the fiscal 2006 third quarter. In addition, there has been significant interest from potential buyers of the Company's metal business and the sale of this business could be completed by the end of the fiscal 2006 third quarter. The combined quarterly cost savings from moving prototyping to Thailand and selling the metal business is expected to be between $500,000 and $1 million, which could be realized in the fiscal 2006 fourth quarter ending September 30, 2006 if both actions are completed by June 30, 2006.

    Conference Call & Live Webcast

    Innovex will conduct a conference call and webcast for investors beginning at 5:00 p.m. Eastern Time (ET) on Monday, April 17, 2006. During the conference call, Mr. Murnane and senior managers will discuss the Company's future product, revenue, mix and margin expectations along with historical results.
    To listen to the live conference call, dial 785-832-1508 and ask for conference ID "Innovex." The live webcast will be available at www.innovexinc.com/investor.shtml. A replay of the call will be available 6:00 p.m. ET on Monday, April 17 through 11:59 p.m. ET on Wednesday, April 19, 2006. To access the replay, dial (402) 220-2701 and ask for conference ID "Innovex." The webcast version of the conference call will be archived at www.innovexinc.com/investor.shtml.

    About Innovex, Inc.

    Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex's products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex's products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices, flat panel displays and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

    Safe Harbor for Forward-Looking Statements

    Except for historical information contained herein, the matters discussed in this Current Report on form 8-K are forward-looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, fluctuations in financial results and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission.


                             INNOVEX, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                            (In thousands)

                                         Three Months Ended March 31,
                                         -----------------------------
                                              2006           2005
                                         -------------- --------------

Net sales                                      $51,539        $52,725
Costs and expenses:
 Cost of sales                                  44,019         51,217
 Selling, general and administrative             4,341          3,658
 Royalty expense                                   445            514
 Engineering                                     1,371          1,875
 Restructuring charges                           1,378            466
 Net interest expense                              583            347
 Net other (income) expense                        (63)          (302)
                                         -------------- --------------
Income (loss) before income taxes                 (535)        (5,050)

Provision for income taxes                           0          9,000
                                         -------------- --------------

Net income (loss)                                ($535)      ($14,050)
                                         ============== ==============

Net income (loss) per share:
    Basic                                       ($0.03)        ($0.73)
                                         ============== ==============
    Diluted                                     ($0.03)        ($0.73)
                                         ============== ==============

Weighted average shares outstanding:
    Basic shares                                19,239         19,150
                                         ============== ==============
    Diluted shares                              19,239         19,150
                                         ============== ==============


                                          Six Months Ended March 31,
                                         -----------------------------
                                              2006           2005
                                         -------------- --------------

Net sales                                     $102,047        $92,766
Costs and expenses:
 Cost of sales                                  88,367         87,359
 Selling, general and administrative             7,988          7,151
 Royalty expense                                   856            892
 Engineering                                     2,760          3,584
 Restructuring charges                          11,307            809
 Net interest expense                            1,032            557
 Net other (income) expense                         41           (885)
                                         -------------- --------------
Income (loss) before income taxes              (10,304)        (6,701)

Provision for income taxes                           0          8,357
                                         -------------- --------------

Net income (loss)                             ($10,304)      ($15,058)
                                         ============== ==============

Net income (loss) per share:
    Basic                                       ($0.54)        ($0.79)
                                         ============== ==============
    Diluted                                     ($0.54)        ($0.79)
                                         ============== ==============

Weighted average shares outstanding:
    Basic shares                                19,233         19,139
                                         ============== ==============
    Diluted shares                              19,233         19,139
                                         ============== ==============


                             INNOVEX, INC.
                      CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                            March 31,    September 30,
Assets                                        2006           2005
                                         -------------- --------------
  Cash and short-term investments               $7,381        $12,914
  Accounts receivable, net                      25,757         32,585
  Inventory                                     15,095         17,744
  Other current assets                           2,872          1,314
----------------------------------------------------------------------
     Total current assets                       51,105         64,557
  Property, plant and equipment, net            56,386         66,507
  Intangible & other assets, net                 4,365          6,762
----------------------------------------------------------------------
      Total assets                            $111,856       $137,826
                                         ============== ==============


Liabilities and Stockholders' Equity
  Current liabilities                          $34,725        $48,632
  Long-term debt                                25,642         27,818
  Stockholders' equity                          51,489         61,376
----------------------------------------------------------------------
      Total liabilities and stockholders'
       equity                                 $111,856       $137,826
                                         ============== ==============


                             INNOVEX, INC.
                 CONSOLIDATED STATEMENT OF CASH FLOWS
                            (In thousands)

                                          Six months ended March 31,
                                         -----------------------------
                                              2006           2005
                                         -------------- --------------
Cash Flows From Operating Activities:
   Net income (loss)                          ($10,304)      ($15,058)
   Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
       Depreciation and amortization             5,401          5,853
       Asset impairment charges                  9,183            809
       Deferred income taxes                         -          8,394
       Other non-cash items                        125           (328)
       Changes in operating assets and
        liabilities:
          Accounts receivable                    6,829         (7,248)
          Inventories                            2,649         (8,172)
          Other current assets                     837           (265)
          Accounts payable                      (2,223)        10,782
          Other current liabilities               (246)           326
                                         -------------- --------------
Net cash provided by (used in) operating
 activities                                     12,251         (4,907)

Cash Flows From Investing Activities:
       Capital expenditures                     (4,582)       (17,544)
       Proceeds from sale of assets                327              4
                                         -------------- --------------
Net cash used in investing activities           (4,255)       (17,540)

Cash Flows From Financing Activities:
    Net long-term debt activity                   (865)         8,074
    Net line of credit activity                (12,748)         7,745
    Proceeds from exercise of stock
     options                                        54            101
    Proceeds from employee stock purchase
     plans                                          30             69
                                         -------------- --------------
    Net cash provided by (used in)
     financing activities                      (13,529)        15,989
                                         -------------- --------------
Increase (decrease) in cash and
 equivalents                                    (5,533)        (6,458)
Cash and equivalents at beginning of
 period                                         12,914         14,422
                                         -------------- --------------
Cash and equivalents at end of period           $7,381         $7,964
                                         ============== ==============

    CONTACT: Innovex, Inc., Maple Plain
             Doug Keller, 763-479-5300
             Facsimile: 763-479-5395
             Internet: http://www.innovexinc.com